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                                                                   EXHIBIT 10.16

                           DEFERRED COMPENSATION PLAN

I.       INTRODUCTION

         American General Corporation (hereinafter referred to as "AGC") hereby establishes a Deferred Compensation Plan (hereinafter referred to as the "Plan") for Harold S. Hook (hereinafter referred to as "Participant").

II.      DEFINITIONS

         2.01 "Cash Bonus" means the annual cash bonus awarded by a Committee consisting of members of the Personnel Committee of the AGC Board of Directors in their complete discretion to chosen members of the highest-paid group of salaried employees.

         2.02 "Deferred Compensation" means the amount of Cash Bonus defined in Section 2.01 and the Normal Compensation defined in Section
                 2.04 which Participant and AGC mutually agree to defer.

         2.03 "Election" means Participant's election to defer his Cash Bonus and Normal Compensation as evidenced by a Notice of Election to Defer Income whose form will be substantially similar to Exhibit I attached to this Plan. Such election shall fix the amount of Deferred Compensation, establish the time when the payment of benefits shall commence, specify the option under which benefits will be paid, and incorporate the terms, conditions, and provisions of this Plan by reference. An executed Election form will continue in force for subsequent calendar years unless Participant enters into a new Election in the event of his disability or he receives an emergency withdrawal.

         2.04 "Normal Compensation" means the amount of compensation which would be payable to Participant if no Election were in effect to defer compensation under this Plan.

         2.05 "Separation from Service" means severance of Participant's relationship with AGC as an employee. Participant shall be deemed to have severed his employment or contractual relationship with AGC for purposes of this Plan when, in accordance with the established practices of AGC, the employment or contractual relationship is considered to have terminated.

III.     ADMINISTRATION

         This Plan will be administered by a Committee of one or more persons appointed by AGC. The Committee will act as the agent of AGC in all matters concerning the administration of this Plan.

IV.      DEFERRAL ELECTION

         4.01 Participant may elect to defer all or any part of his Cash Bonus, as defined in Section 2.01 of this Plan, and Normal Compensation, as defined in Section 2.04 of this Plan, by completing an Election as provided below. If no Election is made, all compensation will be paid on a regular basis.

         4.02 The Election to defer Normal Compensation must be made within 30 days prior to the beginning of the calendar year in which the compensation is to be deferred and must defer compensation not yet earned.





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         4.03    Participant may not amend or modify the Plan to change the amount of Deferred Compensation, the payment option selected, or the time when the payment of benefits should commence, except in the case of Participant's becoming disabled as discussed in Section 5.04. However, Participant may make an Election to defer his Cash Bonus and Normal Compensation each calendar year.

         4.04 If Participant makes a withdrawal pursuant to Section 5.05, Participant may again defer his Cash Bonus and Normal Compensation by executing a new Election prior to the beginning of the calendar year in which it is effective. The effective date of the new Election will be subject to the provisions of Section 5.05.

V.       BENEFITS

PAYMENT OPTION

         5.01 The benefit payable under this Plan shall be payable to Participant in one lump sum payment in an amount equal to the total of the deferred compensation plus interest at the rate in effect from time to time under the Cash Fund of the American General Employees' Thrift and Incentive Plan. Interest on the benefit shall be credited at the end of each calendar quarter on the basis of the time during such quarter the various portions of such amounts were credited as payable under this Plan, and such interest shall be compounded quarterly at the end of each calendar quarter.

SEPARATION FROM SERVICE

         5.02 Participant will be entitled to his lump sum payment on the first business day of the calendar year following the date of Participant's Separation from Service.

DEATH BENEFITS

         5.03 Should Participant die before he has begun to receive the benefits provided in Section 5.01, AGC shall cause to be paid to Participant's spouse within thirty (30) days of receipt of satisfactory proof of death, a lump sum benefit in an amount equal to the then value of Participant's account. If Participant's spouse does not survive Participant for a period of fifteen (15) days, then AGC shall cause such death benefit to be paid to Participant's estate.

DISABILITY BENEFITS

         5.04 Should Participant become disabled before the commencement date of the benefits, Participant may elect to receive his lump sum payment on the first day of the month following the determination of disability. The Plan shall consider Participant disabled on the date the committee appointed by AGC to administer this Plan determines Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or mental impairment or be of long-continued and indefinite duration. The disability of Participant shall be determined by the committee in accordance with uniform principles consistently applied, upon the basis of such evidence as the committee deems necessary and desirable. An election to receive disability benefits must be made within a reasonable time after the determination of disability.





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UNFORESEEABLE EMERGENCY WITHDRAWALS

         5.05 In the event of an unforeseeable emergency prior to the commencement of the benefits provided in Section 5.01, Participant may apply to the committee to receive that part of his account which is reasonably needed to satisfy the emergency needs. If such application for emergency withdrawal is approved by AGC, AGC shall pay Participant such value as AGC deems necessary to meet the emergency needs. An unforeseeable emergency involves only circumstances of sudden and unexpected emergencies which would cause great hardship to Participant if early withdrawal were not permitted. The emergency must be beyond Participant's control and payment may not be made to the extent that such hardship may be relieved by other financial resources available to Participant, including insurance reimbursement, cessation of deferrals under the Plan, or liquidation of other assets.

                 If Participant is granted an unforeseeable emergency hardship withdrawal, he shall be required to cease deferring compensation under this Plan. The period of cessation shall commence as of the date of the request and shall expire as of the last day of the calendar year next following the calendar year containing the date of the request. Participant can execute a new Election and resume making deferrals of his Cash Bonus and Normal Compensation effective as of the first day of the first calendar year following the end of the period of cessation.

VI.      RELATIONSHIP TO OTHER PLANS

         This Plan serves in addition to any other retirement, pension, or benefit plan or system presently in existence of hereinafter established.

VII.     ANTI-ALIENATION

         Participant's rights, interests, and benefits hereunder cannot be assigned, transferred, pledged, sold, conveyed or encumbered in any way by Participant or his estate, and are not subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests, or benefits provided pursuant to the terms of this Plan contrary to the terms of the foregoing sentence, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

VIII.    AMENDMENT OR TERMINATION OF PLAN

         AGC may at any time amend or terminate this Plan, provided that such amendment or termination shall not affect the rights of Participant with respect to any compensation deferred before the date of the termination of this Plan. Participant will thereafter receive his Cash Bonus and Normal Compensation and benefits shall be paid as provided in Article V.

IX.      APPLICABLE LAW

         This Agreement shall be construed under the laws of the State of Texas.





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         IN WITNESS WHEREOF, the parties have signed this Deferred Compensation
Agreement, this 29th day of December, 1993.


WITNESS:                                          AMERICAN GENERAL CORPORATION



PATRICIA NEIGHBORS                                By:  JAMES R. TUERFF
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WITNESS:

KURT G. SCHREIBER                                      HAROLD S. HOOK
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                                                          Harold S. Hook





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                                                                     EXHIBIT I




                       NOTICE OF ELECTION TO DEFER INCOME


                                            December 29, 1993

American General Corporation
2929 Allen Parkway
Houston, Texas  77019

Gentlemen:

         1. Deferral of Income. Pursuant to Article 4 of my Deferred Compensation Plan with American General Corporation, I hereby elect to have 80 % of the amount payable to me as my Normal Compensation for services rendered during the 1994 calendar year and 100 % of my Cash Bonus deferred and paid to me on my "Deferral Date."

         2. Deferral Date. For purposes of the Deferred Compensation Plan, the Deferral Date, which is the date the payments commence, shall be the first business day of the calendar year following the date of my Separation from Service.

         3. Manner of Deferred Payment. Deferred payments are to be made in a lump sum payment payable on the first business day of the calendar year following the date of my Separation from Service.

         4. Terms of Election. I understand that this election is subject to the terms and conditions of the Deferred Compensation Plan. I further understand that upon my disability, this election may be revoked or modified by filing with the Committee a notice of revocation or a new election.


Dated:  December 29, 1993


                                                 HAROLD S. HOOK
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                                                     Harold S. Hook


Received this 29 day of December, 1993

KURT G. SCHREIBER
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